[SYCAMORE NETWORKS, INC. LETTERHEAD]

[     ], 2001

Dear Employee Option Holder:

         On behalf of Sycamore Networks, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options granted under the Company's 1999 Stock Incentive Plan, as amended (the "1999 Incentive Plan"), the Company's 1998 Stock Incentive Plan, as amended (the "1998 Incentive Plan"), and the Sirocco Systems, Inc. 1998 Stock Option Plan (the "Sirocco Plan," and together with the 1999 Incentive Plan and the 1998 Incentive Plan, the "Plans") with an exercise price of $7.25 or more (the "Options") for both
(i) unvested shares of restricted common stock (the "Restricted Stock") and
(ii) new options (the "New Options") the Company will grant under the 1999 Incentive Plan. All capitalized terms used in this letter that are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's Offer to Exchange dated May 18, 2001.

         The Offer expired at 12:00 midnight, Eastern time, on [ ], 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Tendered Options exercisable for a total of [ ] shares of Common Stock and canceled all such Options. The Company has accepted for exchange and canceled the number of Options tendered by you as set forth on Annex A attached to this letter.

         In accordance with the terms and subject to the conditions of the Offer, you will receive the number of shares of Restricted Stock and the New Options exercisable for the number of shares of Common Stock set forth on Annex A attached to this letter in exchange for the Options tendered by you and accepted by the Company for exchange, as adjusted for any stock splits, stock dividends and similar events.

         In accordance with the terms of the Offer, the Company currently expects to grant to you the Restricted Stock on or about [ ], 2001. The Restricted Stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a restricted stock agreement to be entered into between you and the Company. The Company's grant of Restricted Stock to you, your ability to receive shares of Restricted Stock upon their vesting and your ability to exercise shareholder rights associated with your Restricted Stock are conditioned upon and subject to your execution and return of the restricted stock agreement and related documents. You will not be required to pay for the shares of Restricted Stock granted to you. Your consideration for the shares of Restricted Stock will be in the form of the Options you tendered. However, there are tax consequences associated with your receipt of shares of Restricted Stock as described in the Offer to Exchange.

         In accordance with the terms of the Offer, the Company currently expects to grant to you the New Options on or about December 17, 2001. At that time, as described in the Offer to Exchange, you will receive a new option agreement to be entered into between you and the Company. The per share exercise price of the New Options will equal 100% of the fair market value of the Common Stock on the date the Company grants the New Options, as determined by the last reported sale price of the Common Stock on the Nasdaq National Market on such date (provided that the Common Stock is quoted on the Nasdaq National Market on such date).

         In accordance with the terms of the Offer, if you are not an employee of the Company or one of its subsidiaries from the date you tender Options through the date the Restricted Stock is granted or the date the Restricted Stock vests, you will not receive any shares of Restricted Stock or any other consideration for your Tendered Options. To the extent shares of Restricted Stock vest while you remain an employee of the Company or one of its subsidiaries, such shares of Restricted Stock are yours to keep even after your employment ends. If you are not an employee of the Company or one of its subsidiaries through the date of grant of the New Options, you will not receive a New Options for your Tendered Options.

         If you have any questions about your rights in connection with the grant of a New Option, please contact Katy Galli by telephone: (978) 250-2900, facsimile: (978) 250-6981 or e-mail: Katy.Galli@sycamorenet.com.

                                                   Sincerely,

                                                  /s/ Frances M. Jewels
                                                  ---------------------------
                                                  Frances M. Jewels
                                                  Chief Financial Officer



                                                                    Annex A


                          [Name of Option Holder]

                 -----------------------------------------



-------------------------------------------------------------------------------------------------------------
        Number of Option Shares
          Subject to Tendered             Exercise Price of Tendered Option
     Option Accepted for Exchange               Accepted for Exchange          Date of Acceptance of Tender
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------


Number of Shares of Restricted Stock
to be Granted to You:

Number of Shares Subject to New Options
to be Granted to You: